UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

METALLINE MINING COMPANY
(Exact name of registrant as specified in its charter)

Nevada	91-1766677
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

1330 E. Margaret Ave.
Coeur d’Alene, ID	83815
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered:	each class is to be registered:

Shares of Common Stock	American Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☑

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates (if applicable): N/A

Securities to be registered pursuant to Section 12(g) of the Act: None

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.    Description of Registrant’s Securities to be Registered.

Capital Stock

The following summary description of our securities is not complete and is qualified in its entirety by reference to our Articles of Incorporation and Bylaws.

Our authorized capital stock consists of 160,000,000 shares of $.01 par value common stock and no preferred stock. As of October 31, 2006 there were 34,207,912 shares of common stock issued and outstanding that are held of record by approximately 275 shareholders.

Each holder of record of shares of our common stock is entitled to one vote for each share held on all matters properly submitted to the shareholders for their vote. Cumulative voting in the election of directors is not authorized by the Certificate of Incorporation.

Holders of outstanding shares of our common stock are entitled to those dividends declared by the Board of Directors out of legally available funds, and, in the event of our liquidation, dissolution or winding up of our affairs, holders are entitled to receive ratably our net assets available to the shareholders. Holders of our outstanding common stock have no preemptive, conversion or redemption rights. All of the issued and outstanding shares of our common stock are, and all unissued shares of our common stock, when offered and sold will be, duly authorized, validly issued, fully paid and nonassessable. To the extent that additional shares of our common stock may be issued in the future, the relative interests of the then existing shareholders may be diluted.

Dividends

We have never declared or paid any dividends or distributions on our common stock. We anticipate that for the foreseeable future all earnings will be retained for use in our business and no cash dividends will be paid to stockholders. Any payment of cash dividends in the future on our common stock will be dependent upon our financial condition, results of operations, current and anticipated cash requirements, plans for expansion, as well as other factors that the Board of Directors deems relevant.

Item 2.    Exhibits.

Exhibit
Number	Description

3.1	Articles of Incorporation.(1), (2)

3.2	Bylaws, as amended. (2)

________________
(1)	Incorporated by reference from Form 10-SB, filed October 15, 1999.
(2)	Incorporated by reference from Form 10-QSB, filed September 19, 2006.

SIGNATURES

          Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: November 7, 2006

METALLINE MINING COMPANY

By:	/s/ Merlin D. Bingham
Name: Merlin D. Bingham
Title: President